                        SUBSCRIPTION AND OPTION AGREEMENT

                                     between

                     RANDGOLD & EXPLORATION COMPANY LIMITED

                                       and

                          THE AFRIKANDER LEASE LIMITED

                                TABLE OF CONTENTS

1.      PARTIES                                                               1

2.      INTERPRETATION                                                        1

3.      PREAMBLE                                                              5

4.      CONDITIONS PRECEDENT                                                  5

5.      SUBSCRIPTION FOR FIRST TRANCHE SHARES                                 7

6.      FIRST TRANCHE OPTION                                                  8

7.      ENTITLEMENT TO SUBSCRIBE FOR SECOND TRANCHE SHARES                    9

8.      SECOND TRANCHE OPTION                                                10

9.      LOAN BY RANDGOLD TO AFLEASE                                          11

10.     CESSION AND ASSIGNMENT                                               13

11.     PAYMENTS                                                             13

12.     BREACH                                                               13

13.     DOMICILIUM                                                           14

14.     COSTS                                                                16

15.     ANNOUNCEMENTS                                                        16

16.     GOODFAITH                                                            16

17.     GENERAL                                                              17

                        SUBSCRIPTION AND OPTION AGREEMENT

1.        PARTIES

1.1            RANDGOLD & EXPLORATION COMPANY LIMITED

1.2            THE AFRIKANDER LEASE LIMITED

2.        INTERPRETATION

2.1       The headnotes to the clauses of this agreement are inserted for reference purposes only and shall in no way govern or affect the interpretation hereof.

2.2       Unless Inconsistent with the context, the expressions set forth below shall bear the following meanings:

          "Aflease"                The Afrikander Lease Limited, registration
                                   no. 1921/006955/06

          "business day"           any day other than a Saturday, Sunday or
                                   official South African public holiday

          "Code"                   the Securities Regulations Code on Take-overs
                                   and Mergers

          "conditions"             the conditions precedent referred to in 4

          "CSDP"                   Central Securities Depository Participant

          "first tranche option"   the option granted by Aflease to Randgold in
                                   terms of 7 to subscribe for a maximum of 24
                                   000 000 shares

          "first tranche shares"   the 24 000 000 shares to be subscribed and
                                   paid for by Randgold and allotted and issued
                                   by Aflease to Randgold in terms of 5

          "heads of agreement"     the conditional binding heads of agreement
                                   entered into between the parties on 10
                                   February 2004

          "implementation date"    the third business day after this agreement
                                   shall have become

                                   unconditional; provided Aflease is not in
                                   liquidation, whether provisional or final

          "JSE"                    the JSE Securities Exchange South Africa

          "prime rate"             the publicly quoted prime rate of interest
                                   (nominal annual compounded monthly in arrear)
                                   at which The Standard Bank of South Africa
                                   Limited lends on overdraft, to its customers
                                   in the private sector (as certified by any
                                   manager of that bank whose authority and/or
                                   appointment it shall not be necessary to
                                   prove)

          "Randgold"               Randgold & Exploration Company Limited,
                                   registration no. 1992/005642/06

          "second tranche option'  the option granted by Aflease to Randgold in terms of 8 to subscribe for a maximum of 24
                                   000 000 shares

          "second tranche shares"  the 24 000 000 shares to be subscribed and paid for by Randgold and allotted and issued
                                   to Randgold by Aflease in terms of 7

          "shares"                 ordinary shares of R0,02 each in the capital
                                   of Aflease

          "signature date"         the date of last signature of this agreement

          "SRP"                    the Securities Regulation Panel.

2.3       If any provision in a definition is a substantive provision conferring rights or imposing obligations on any party, notwithstanding that it is only in the definition clause, effect shall be given to it as if it were a substantive provision of this agreement,

2.4       Any reference to an enactment is to that enactment as at the signature date.

2.5       Unless inconsistent with the context, an expression which denotes:

2.5.1          any gender includes the other genders;

2.5.2          a natural person includes an artificial person and vice versa;

2.5.3          the singular includes the plural and vice versa.

2.6       Where any term is defined within the context of any particular clause in this agreement. the term so defined, unless it is clear from the clause in question that the term so defined has limited application to the relevant clause, shall bear the meaning ascribed to it for all purposes in terms of this agreement, notwithstanding that that term has not been defined in this interpretation clause.

2.7       The rule of construction that the contract shall be interpreted against the party responsible for the drafting or preparation of this agreement, shall not apply.

3.        PREAMBLE

3.1       The heads of agreement contemplate that:

3.1.1          Aflease will undertake the issue of shares to Randgold for cash as well as the issue of options to Randgold, in order to provide requisite funding for Aflease;

3.1.2          a formal agreement will be entered into by the parties based on the heads of agreement.

3.2       The parties wish to enter into such an agreement on the terms and conditions contained herein.

4.        CONDITIONS PRECEDENT

4.1       This entire agreement (save for the provisions of 1, 2, this clause 4 and clauses 9, 10, 11, 12, 13. 14, 15, 16 and 17, which shall be of immediate force and effect and binding on the parties) is subject to the following conditions precedent:

4.1.1          the boards of directors of each of Randgold and Aflease approving the terms of this agreement by no later than the 1 0 business day after the Signature date;

4.1.2          Aflease delivering to Randgold written irrevocable undertakings by no later than the 8th business day after the signature date, addressed to Aflease from shareholders of Aflease who are
               entitled to vote at the general meeting of Aflease to be convened for the purposes of obtaining the approvals referred to in 4.1.3, in respect of at least 40% in the aggregate of the entire issued share capital of Aflease:

4.1.2.1        to vote in favour of resolutions at a general meeting or meetings of Aflease, to the extent required by the JSE or Aflease's memorandum and articles of association or by applicable law, to:

4.1.2.1.1           approve the terms of this agreement;

4.1.2.1.2           increase the authorised share capital of Aflease by the
                    creation of 200 000 000 new shares which, upon issue, will rank pari passu in all respects with the existing issued
                    shares;

4.1.2.1.3           authorise the granting of the first tranche option and the second tranche option;

4.1.2.1.4           authorise the issue of the first tranche shares and the
                    second tranche shares as well as the shares to be exercised pursuant to the first tranche option and the second tranche option;

4.1.2.1.5           approve as a specific authority the issue of shares by
                    Aflease for cash for the purposes of implementing the
                    provisions of this agreement; and

4.1.2.1.6           place 96 000 000 shares in the authorised but unissued
                    capital of Aflease under the control of the directors with specific authority and instruction to allot and issue those shares in compliance with Aflease's obligations in terms of this agreement;

4.1.3          Aflease obtaining all requisite approvals from its shareholders by no later than the 120th calendar day after the signature date for the implementation of the provisions of this agreement; and

4.1.4          all requisite approvals being obtained from the JSE and the SRP by the earliest date possible but not later than 7 business days after the Aflease shareholders meeting approving the specific terms of this agreement.

4.2       Should any of the conditions precedent not have been fulfilled by the date stipulated for its fulfilment in terms of 4.1 (or such later date as the parties may agree in writing), this agreement as well as the heads of agreement shall lapse and be of no further force or effect and neither party shall have any rights or obligations hereunder save for the provisions of 1, 2, 9, 10, 11, 12, 13, 14, 15, 16 and 17, which shall continue to be of force and effect and binding on the parties.

5.    SUBSCRIPTION FOR FIRST TRANCHE SHARES

5.1       Randgold shall, on the implementation date, subscribe for (and Aflease shall allot and issue to Randgold) 24 000 000 shares.

5.2       Aflease shall, against receipt of payment of the amount referred to in
          5.3 procure that Randgold's account with its CSDP is credited with the first tranche shares.

5.3       In consideration of the subscription price for the first tranche shares and the grant of the first tranche option. Randgold shall, on the implementation date, pay to Aflease the sum of R82 500 000.

6.    FIRST TRANCHE OPTION

6.1       Aflease hereby grants to Randgold the irrevocable right and option to subscribe for up to 24 000 000 shares for a subscription price of
          R5,00 per share, subject to Randgold having subscribed and paid for the first tranche shares.

6.2       The first tranche option may be exercised by Randgold. by not less than 5 business days prior written notice to Aflease, at any time within a period of 3 years from the implementation date, which notice shall be accompanied by payment of the subscription price for that number of the shares in respect of which the first tranche option is exercised ("the first tranche option shares").

6.3       Upon exercise of the first tranche option and payment of the subscription price for the first tranche option shares, Aflease shall:

6.3.1          allot and issue the first tranche option shares;

6.3.2          cause Randgold's account with its CSDP to be credited with the first tranche option shares; and

6.3.3          procure, insofar as it is able, that the first tranche option shares are listed on the JSE.

7.    ENTITLEMENT TO SUBSCRIBE FOR SECOND TRANCHE SHARES

7.1       Subject to Randgold subscribing for the first tranche shares on the implementation date, Randgold shall, at its election, be entitled to subscribe for a further 24 000 000 shares,

7.2       The election referred to in 7.1 may be exercised by Randgold, by not less than 5 business days written notice to Aflease, at any time within a period of 18 months reckoned from the implementation date, which notice shall be accompanied by payment of the amount referred to in 7.3.

7.3       If Randgold exercises its election in terms of 7.1, as consideration for the subscription price payable for the second tranche shares and for the grant of the second tranche option. Randgold shall pay to
          Aflease the sum of R88 500 000.

7.4       Upon the exercise by Randgold of its election in terms of 7.1 and the payment of the amount referred to in 7.3, Aflease shall:

7.4.1          allot and issue the second tranche shares;

7.4.2          cause Randgold's account with its CSDP to be credited with the second tranche shares; and

7.4.3          procure, insofar as it is able, that the second tranche shares are listed on the JSE.

8.    SECOND TRANCHE OPTION

8.1       Aflease hereby grants to Randgold the irrevocable right and option to subscribe for up to 24 000 000 shares for a subscription price of
          R5,00 per share, subject to Randgold having exercised its election referred to in 7.1 and paid the amount referred to in 7.3.

8.2       The second tranche option may be exercised by Randgold, by not less than 5 business days prior written notice to Aflease, at any time during the period of 3 years after Randgold shall have exercised its election referred to in 7.1, which notice shall be accompanied by payment of the subscription price for that number of the shares in respect of which the option is exercised ("the second tranche option shares").

8.3       Upon exercise of the second tranche option and payment of the subscription price for the second tranche option shares, Aflease shall:

8.3.1          allot and issue the second tranche option shares;

8.3.2          cause Randgold's account with its CSDP to be credited with the second tranche option shares; and

8.3.3          procure, insofar as it is able, that the second tranche option shares are listed on the JSE.

9.    LOAN BY RANDGOLD TO AFLEASE

9.1       Randgold shall lend and advance to Aflease (which shall borrow from
          Randgold) the sum of R15 000 000,00 ("the loan") on the terms and conditions contained in this clause 9.

9.2       The loan shall be utilised by Aflease only for the purposes of meeting its short-term capital requirements in the ordinary course of business.

9.3       The full amount of the loan shall be advanced by Randgold to Aflease on the later of:

9.3.1          27 February 2004; and

9.3.2          the date of receipt by Randgold of the irrevocable undertakings referred to in 4.1.2.

9.4       The loan shall bear interest at 1,5% above the prime rate from the date of advance to the date of payment, both days inclusive.

9.5       The loan, together with interest accrued thereon, shall be repayable by Aflease to Randgold on the earlier of:

9.5.1          the implementation date, against the subscription and payment by
               Randgold for the first tranche shares; and

9.5.2          30 June 2004

               ("the repayment date").

9.6       Repayment of the loan together with interest accrued thereon shall, at the election of Randgold, to be exercised by notice in writing to
          Aflease by not later than 5 business days prior to the repayment date, be effected either in cash or by the allotment and issue of that number of shares to Randgold, credited as fully paid, the aggregate value of which will equal to the amount of the loan and interest accrued thereon to date of actual payment, based on a 10% discount to the weighted average traded price of the shares on the JSE over the 30 trading days prior to the date of actual payment.

9.7       If payment is made in cash on the implementation date Randgold shall be entitled to set-off the amount of the loan plus interest accrued thereon against the amount of the subscription price payable by
          Randgold for the first tranche shares.

9.8       If payment is made by the allotment and issue of shares, Aflease shall:

9.8.1          cause Randgold's account with its CSDP to be credited with such shares: and

9.8.2          procure, insofar as it is able, that such shares are listed on the JSE.

10.   CESSION AND ASSIGNMENT

10.1      Randgold (and its assignees) shall be entitled at any time and from time to time to cede, assign and delegate its rights and obligations in respect of all or any of the first tranche shares, the first tranche option, the second tranche shares, the second tranche option, the loan and accordingly all provisions of this agreement applicable thereto, to any person or entity on such terms as it may deem fit.

10.2      Aflease hereby irrevocably consents to any such Cession, assignment and delegation and also consents to any splitting of claims which may result.

10.3      Accordingly, reference to Randgold in this agreement shall, where the context so requires, also be a reference to any assignee of Randgold.

11.   PAYMENTS

          All cash payments to be made hereunder shall be made free of exchange and bank charges at Johannesburg.

12.   BREACH

12.1      Should either party ("the defaulting party") commit a breach of any of the provisions hereof, then the other party ("the aggrieved party")
          shall, if it wishes to enforce its rights hereunder, be obliged to give the defaulting party 14 days written notice to remedy the breach.
          If the defaulting party fails to comply with such notice, the aggrieved party shall be entitled to cancel this agreement against the defaulting party or to claim immediate payment and/or performance by the defaulting party of all of the defaulting party's obligations whether or not the due date for payment and/or performance shall have arrived, in either event without prejudice to the aggrieved party's rights to claim damages.

12.2      Should Randgold (or it assignees) breach the provision of clause 9.3 of this agreement it will provide Aflease with the right to cancel this agreement against Randgold and without prejudice to Aflease's rights to claim damages. Cancellation will be immediate after Aflease delivering a written cancellation notice to Randgold by fax or physical delivery.

12.3      The foregoing is without prejudice to such other rights as the aggrieved party may have at law.

13.   DOMICILIUM

13.1      The parties hereto choose domicilia citandi et executandi for all purposes of and in Connection with this agreement as follows:

          Randgold:         28 Harrison Street
                            JOHANNESBURG
                            2001

          Aflease:          Block A
                            Empire Road
                            55 Empire Road
                            PARKTOWN
                            Johannesburg
                            2193

13.2      Either party hereto shall be entitled to change its domicilium from time to time, provided that any new domicilium selected by it shall be an address other than a box number in the Republic of South Africa, and any such change shall only be effective upon receipt of notice in writing by the other parties of such change.

13.3      All notices, demands, communications or payments intended for either party shall be made or given at such party's domicilium for the time being.

13.4      A notice sent by one party to another party shall be deemed to be received:

13.4.1         on the same day, if delivered by hand;

13.4.2         on the same day of transmission if sent by telefax and if sent by telefax with receipt received confirming completion of
               transmission;

13.4.3         on the fifth day after posting, if sent by prepaid registered mail.

13.5      Notwithstanding anything to the contrary herein contained a written notice or communication actually received by a party shall be an adequate written notice or communication to it notwithstanding that it was not sent to or delivered at its chosen domicilium citandi et executandi.

14.   COSTS

14.1      The costs of Tabacks in preparation and signature of this agreement shall be borne and paid by the parties in equal shares.

14.2      The costs of issuing the first tranche shares, the first tranche option shares, the second tranche shares, the second tranche option shares and any shares in discharge of the loan shall be borne and paid by Aflease.

15.   ANNOUNCEMENTS

          Save as required by any applicable Stock Exchange or by law, neither party shall without the prior written consent (which consent shall not be unreasonably withheld) of the other party, make any public disclosure or announcement concerning this agreement or any related matters. As regards any disclosure required to be made in terms of the requirements of any applicable Stock Exchange, the parties will consult with each other in regard thereto to ensure, so far as possible that each party's reasonable interests are not adversely affected by such disclosure.

16.   GOOD FAITH

          The parties shall act in good faith towards each other in implementing or procuring the implementation of the provisions of this agreement.

17.   GENERAL

17.1      This document supersedes the heads of agreement and constitutes the sole record of the agreement between the parties in regard to the subject matter thereof.

17.2      Neither party shall be bound by any express or implied term, representation, warranty, promise or the like, not recorded herein.

17.3      No addition to, variation or consensual cancellation of this agreement shall be of any force or effect unless in writing and signed by or on behalf of the parties.

17.4      No indulgence which either of the parties ("the grantor") may grant to the other ("the grantee") shall constitute a waiver of any of the rights of the grantor, who shall not thereby be precluded from exercising any rights against the grantee which might have arisen in the past or which might arise in the future.

17.5      The parties undertake at all times to do all such things, to perform all such acts and to take all such steps and to procure the doing of all such things, the performance of all such actions and the taking of all such steps as may be open to them and necessary for or incidental to the puffing into effect or maintenance of the terms, conditions and import of this agreement.

17.6      Aflease shall not be entitled to cede, assign or otherwise transfer all or any of its rights, interest or obligations under and in terms of this agreement except with the prior written consent of Randgold.

THUS DONE and SIGNED at Johannesburg on this the 26th day of February 2004.

                                       For and on behalf of

                                       RANDGOLD & EXPLORATION COMPANY LIMITED

                                                 by

                                       /s/ H. Buitendag
                                       ----------------------------------------

                                       who warrants his authority hereto

THUS DONE and SIGNED at Johannesburg on this the 26th day of February 2004.

                                       For and on behalf of

                                       THE AFRIKANDER LEASE LIMITED

                                                  By

                                       /s/ N. Froneman
                                       ----------------------------------------

                                       who warrants his authority hereto